WILLIAMS LAW GROUP, P.A.
2503 West Gardner Court
Tampa, FL  33611
Phone:  813.831.9348
Fax:  813.832.5284

April 20, 2009

Home Touch Holding Company, Inc.

Re: Registration Statement on Form S-1

Gentlemen:

I have acted as your counsel in the preparation on a Registration Statement on Form S-1 (the "Registration Statement") filed by you with the Securities and Exchange Commission covering 1,579,000 shares of Common Stock of Home Touch Holding Company, Inc. to be filed on or about April 21, 2009 (the "Stock").

In so acting,  I have examined and relied upon such records,  documents and other  instruments  as in our judgment are necessary or  appropriate in order to express the opinion  hereinafter  set forth and have assumed the  genuineness of all signatures,  the authenticity of all documents submitted to us as originals, and the  conformity  to original  documents  of all  documents  submitted  to us certified or photostatic copies.  This opinion is based upon the laws of the state of Nevada.

Based on the foregoing, I am of the opinion that:

1.  The Stock is duly and validly issued, fully paid and nonassessable.

2.  The issuance of the Stock has been duly authorized.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not hereby admit that I come within the category of a person whose consent is required under Section 7 of the Act, or the general rules and regulations thereunder.

Very truly yours,

/s/ Michael T. Williams

Michael T. Williams